Exhibit 2.12

EXECUTION VERSION

AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

by and between

CHESAPEAKE EXPLORATION, L.L.C.

ARCADIA RESOURCES, L.P.

JAMESTOWN RESOURCES, L.L.C.

(the “Sellers”)

and

ENERGY & EXPLORATION PARTNERS, LLC

(the “Buyer”)

October 8, 2012

TABLE OF CONTENTS

1.	Definitions and References		1
	1.1	Definitions	1
	1.2	References; Construction	12

2.	Purchase and Sale; Purchase Price		13
	2.1	Title and Environmental Defects	13
	2.2	Preferential Purchase Rights; Required Consents	17
	2.3	Lease Expiration Defects	19
	2.4	Gas Imbalances	19
	2.5	Casualty Loss	19
	2.6	Certain Upward Adjustments	19
	2.7	Certain Downward Adjustments	20
	2.8	Closing Date Estimates	20
	2.9	Final Accounting	20
	2.10	Purchase Price Proration; Payments	21

3.	Seller’s Representations and Warranties		22
	3.1	Organization, Good Standing, Etc.	22
	3.2	Legal Requirements	22
	3.3	No Breach	22
	3.4	Litigation	22
	3.5	Taxes	22
	3.6	Contracts	23
	3.7	Environmental and Safety Matters	23
	3.8	Authority	24
	3.9	Broker’s or Finder’s Fees	24
	3.10	Bankruptcy	24
	3.11	Capital Projects	24
	3.12	Real Property Interests	24
	3.13	Consents; PPRs	25
	3.14	Governmental Consent	25
	3.15	Compliance with Laws	25
	3.16	Drilling Obligations	25
	3.17	Obligations to Make Assignments	25
	3.18	Permits	25
	3.19	Wells	26
	3.20	Payout Balances and Take or Pay	26
	3.21	Gas Imbalances	26
	3.22	Royalties	27

4.	Buyer’s Representations and Warranties		27
	4.1	Organization, Good Standing, Etc.	27
	4.2	No Restriction	27
	4.3	Authorization	27
	4.4	No Breach	27
	4.5	Governmental Consent	28
	4.6	Litigation	28
	4.7	Broker’s or Finder’s Fees	28
	4.8	Qualifications	28
	4.9	Bankruptcy	28
	4.10	Funding; Investment	28

5.	Covenants		29
	5.1	Access to Information	29
	5.2	Conduct of Business	30
	5.3	Certain Restrictions Regarding the Conduct of Business	30
	5.4	Conditions	31
	5.5	Revenues Held For Benefit of the Other Party	31
	5.6	Revenues and Expenses	31
	5.7	Suspended Funds	31
	5.8	Limitations on Representations and Warranties	32
	5.9	NORM, WASTES AND OTHER SUBSTANCES	33

6.	Buyer’s Conditions Precedent		33

7.	Seller’s Conditions Precedent		34

8.	The Closing		35
	8.1	Buyer’s Deliveries	36
	8.2	Seller’s Deliveries	36
	8.3	Post-Closing Adjustments	37
	8.4	Post-Closing Deliveries	37
	8.5	Costs	37
	8.6	Risk of Loss	37

9.	Press Releases		37

10.	Indemnification		37
	10.1	Assumed Obligations	37
	10.2	Indemnity as Sole Remedy	38
	10.3	Seller’s Indemnification	38
	10.4	Buyer’s Indemnification	38
	10.5	Indemnification Procedure	39
	10.6	Defense	39
	10.7	Certain Limitations on Indemnity Obligations	40
	10.8	EXTENT OF INDEMNIFICATION	41

11.	Termination		41
	11.1	Right to Terminate	41
	11.2	Effect of Termination	42

12.	Default		42

13.	Arbitration		43
	13.1	Consolidation	43
	13.2	Initiation; Selection	43
	13.3	Expenses	44
	13.4	Procedure	44
	13.5	Enforcement; Remedies	44
	13.6	Expenses; Award of Fees	44

14.	Miscellaneous		45
	14.1	Time	45
	14.2	Notices	45
	14.3	Survival	46
	14.4	Cooperation	46
	14.5	No Third Party Beneficiaries	46
	14.6	Cumulative Remedies	46
	14.7	Choice of Law	47
	14.8	Entire Agreement	47
	14.9	Assignment	47
	14.10	Amendment	47
	14.11	Severability	47
	14.12	Attorney Fees	47
	14.13	Waiver	47
	14.14	Counterparts; Facsimiles; Electronic Transmission	47
	14.15	JOINT ACKNOWLEDGMENT	48
	14.16	WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC.	48
	14.17	Mutuality	49
	14.18	Schedules	49
	14.19	Possible Exchange	49
	14.20	Sellers’ Representative	50

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit “A”	Real Property Interests and Allocated Values
Exhibit “B”	Form of Assignment, Bill of Sale and Conveyance
Exhibit “C”	Contracts
Exhibit “D”	Form of Non-Foreign Status Certificate
Exhibit “E”	Form of Indemnity Agreement

SCHEDULES

Schedule “1.1”	Knowledge Persons
Schedule “3.3”	No Breaches
Schedule “3.4”	Litigation
Schedule “3.5”	Taxes
Schedule “3.7”	Environmental and Safety Matters
Schedule “3.11”	Capital Projects
Schedule “3.13”	Consents; PPRs
Schedule “3.16”	Drilling Obligations
Schedule “3.17”	Obligations to Make Assignments
Schedule “3.19”	Wells
Schedule “3.20”	Payout Balances and Take or Pay
Schedule “3.21”	Gas Imbalances
Schedule “3.22”	Royalties

AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 8th day of October, 2012 (the “Execution Date”), between CHESAPEAKE EXPLORATION, L.L.C., an Oklahoma limited liability company (“CELLC”), ARCADIA RESOURCES, L.P., an Oklahoma limited partnership (“AR”), and JAMESTOWN RESOURCES, L.L.C., an Oklahoma limited liability company (“JR” and, together with CELLC and AR, individually, a “Seller” and, collectively, the “Sellers”), and ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company (the “Buyer”). The Buyer and the Sellers may be referred to herein collectively as the “Parties”, or individually as a “Party”.

B A C K G R O U N D:

1. The Sellers and the Buyer entered into that certain Purchase and Sale Agreement dated September 10, 2012 (the “Original Agreement”), pursuant to which the Sellers agreed to sell, and the Buyer agreed to purchase, all of the Seller’s right, title and interest in and to the Real Property Interests (as hereinafter defined) and certain related properties.

2. In addition to the properties covered by the Original Agreement, the Sellers desire to sell and the Buyer desires to purchase all of the Sellers’ right, title and interest in and to the Wells (as hereinafter defined) and certain related properties, and therefore the Sellers and the Buyer desire to amend and restate the Original Agreement to additionally provide for the purchase and sale of the Wells and such other related properties.

3. The purchase and sale of the Properties (as hereinafter defined) will be consummated on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate and replace in its entirety the Original Agreement and agree as follows:

1. Definitions and References. Capitalized terms used throughout this Agreement and not defined in Section 1.1 shall have the meaning ascribed to them elsewhere in this Agreement.

1.1	Definitions. Each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“AAA” means the American Arbitration Association.

“Accounting Referee” means a nationally recognized accounting firm as is mutually agreed upon by the Parties.

“Affiliate” means, with respect to any Party, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with such Party; provided, however,

PURCHASE AND SALE AGREEMENT	1

the Parties specifically acknowledge and agree that: (a) no Founder Company is an Affiliate of Chesapeake Energy Corporation or any of its subsidiaries including, without limitation, CELLC; and (b) for purposes of this Agreement no Chesapeake Midstream Group member or Chesapeake Oilfield Services Group member is an Affiliate of Chesapeake Energy Corporation or any of its subsidiaries including, without limitation, CELLC.

“Aggregate Defect Threshold” has the meaning specified in Section 2.1.2.

“Allocated Value” means, with respect to each Property, a portion of the Purchase Price attributable to such Property as set forth on Exhibit “A”.

“Arbitrable Dispute” means (except for: (a) disputes involving Title Defects or Environmental Defects or any cure relating thereto, or involving Title Benefits, each of which will be resolved as provided in Section 2.1.10, or (b) any matters to be resolved by the Accounting Referee as provided in Section 2.9) any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement or the alleged breach or termination hereof, or in any way relating to matters that are the subject of this Agreement or the transactions contemplated hereby or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity or otherwise.

“Assignment” means the Assignment, Bill of Sale and Conveyance in substantially the same form attached hereto as Exhibit “B”.

“Assumed Obligations” means the following liabilities, costs, expenses, duties and obligations related to or associated with the Properties: (a) the performance of the terms, conditions, and covenants of, and the discharge of the Sellers’ aggregate share of the duties, obligations, and liabilities under the terms of, the Real Property Interests and the Contracts for the period from and after the Effective Time, including, without limitation, any Contracts entered into by the Sellers after the Execution Date which are both attributable to, and constitute part of, the Properties and are entered into in compliance with Section 5.2; (b) all liabilities, costs, expenses, duties and obligations of every kind and character, with respect to the Properties or the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time, arising out of or relating to: (i) Gas Imbalances, (ii) the payment of the amount of the Suspended Funds as provided in Section 5.7, (iii) all Property Taxes on the Properties for calendar year 2012 and thereafter (it being acknowledged that such Property Taxes for calendar year 2012 are being prorated pursuant to Section 2.7(b)), (iv) obligations to properly plug and abandon and decommission wells, flowlines, gathering lines and other facilities, equipment and other personal property and fixtures located on the Real Property Interests or Lands or otherwise comprising part of the Properties; and (v) obligations to restore the surface of the

PURCHASE AND SALE AGREEMENT	2

Real Property Interests or Lands or relating to the failure of the Real Property Interests or Lands to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time; (c) all Third Party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations or other liabilities with respect to the ownership, operation or maintenance of any of the Properties attributable to periods from and after the Effective Time; and (d) all losses, claims, liabilities, demands, costs and expenses arising out of, incident to or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Real Property Interests or Lands insofar as the same are attributable to periods and Hydrocarbons produced from and after the Effective Time.

“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Oklahoma City, Oklahoma are authorized by law to close.

“Buyer Indemnified Parties” has the meaning specified in Section 10.3.

“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, accident, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation or seizure.

“Chesapeake Midstream Group” means Chesapeake Midstream Development, L.P., a Delaware limited partnership and its direct and indirect subsidiaries and its and their respective successors.

“Chesapeake Oilfield Services Group” means Chesapeake Oilfield Services, L.L.C., an Oklahoma limited liability company and its direct and indirect subsidiaries and its and their respective successors.

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Statement” has the meaning specified in Section 2.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consultant” has the meaning specified in Section 2.1.10.

“Contracts” has the meaning specified in the definition of Properties.

PURCHASE AND SALE AGREEMENT	3

“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto.

“Cure Period” has the meaning specified in Section 2.1.8.

“Customary Post-Closing Consents” has the meaning specified in the definition of Permitted Encumbrances.

“Defect Notice Date” means October 25, 2012.

“Defensible Title” means title deducible of record and/or provable title to the respective Seller’s interest in a Property evidenced by documentation that, although not constituting perfect, merchantable or marketable title, can be successfully defended if challenged, which as of the Closing Date: (a) (i) entitles the Seller to receive, throughout the productive life of a Real Property Interest or Well, not less than the NRI set forth for such Seller in Exhibit “A” in and to all Hydrocarbons produced and saved or sold from or allocated to such Property (except for (A) decreases in connection with any operation in which the owner of such Property may elect after the Closing to be a non-consenting co-owner, (B) decreases resulting from the establishment after the Execution Date of pools or units and (C) decreases required to allow other working interest owners, pipelines or plants to make up past underproduction), and (ii) obligates the Seller to bear, throughout the productive life of a Well (and the plugging, abandonment and salvage thereof) not greater than the Working Interest set forth for such Seller in Exhibit “A”, except increases in such Working Interest that result in at least a proportionate increase in the Seller’s NRI for such Property; (b) with respect to a Real Property Interest, entitles the Seller to not less than the number of Net Acres set forth for such Seller with respect to such Real Property Interest in Exhibit “A”; and (c) subject to Permitted Encumbrances, is free and clear of all Liens.

“Deposit” has the meaning specified in Section 2.

“Dollar” means the United States of America dollar.

“Easements” has the meaning specified in the definition of Properties.

“Effective Time” means 7:00 a.m. Central Time, June 1, 2012.

“Environmental Claim” has the meaning specified in Section 3.7.2.

“Environmental Defect” means a violation of applicable Environmental Laws existing prior to the Effective Time on a Real Property Interest that requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws.

PURCHASE AND SALE AGREEMENT	4

“Environmental Law” means any Law relating to the environment, health and safety, hazardous materials, industrial hygiene, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as any of the foregoing may be amended and any other Law the purpose of which is to conserve or protect human health, the environment, wildlife or natural resources.

“Excluded Assets” means: (a) all limited liability company, partnership, financial, tax, and legal (other than title) records of the Sellers; (b) any existing or future refund of costs, taxes or expenses borne by the Sellers or their predecessors in title attributable to the period prior to the Effective Time; (c) any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Lands, including, without limitation, settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time; (d) all rights and interests of the Sellers (i) under any policy or agreement of insurance or indemnity (including, without limitation, any rights, claims or causes of action of the Sellers against Third Parties under any indemnities or hold harmless agreements and any indemnities received in connection with the Sellers’ prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Time and (ii) under any bond; (e) except for those Hydrocarbons for which an adjustment to the Purchase Price is made pursuant to Section 2.6, all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof; (f) all of the Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (g) all accounts receivable and all audit rights arising under any of the Contracts or otherwise with respect to the Properties and any period prior to the Effective Time or to any of the Excluded Assets, except for any Gas Imbalances; (h) Geological and Geophysical Information and any other information which the Sellers are prohibited from

PURCHASE AND SALE AGREEMENT	5

sharing by agreement with a Third Party; (i) all mineral interests and royalty interests owned by the Sellers; (j) all claims of the Sellers for refunds of or loss carry forwards with respect to (i) Property Taxes attributable to any period prior to the Effective Time, (ii) income or franchise Taxes, or (iii) any Taxes attributable to the Excluded Assets; (k) all “virtual courthouses” of the Sellers and their exclusive use arrangements with title abstract facilities and all documents and instruments of the Sellers that may be protected by an attorney-client privilege and all data that cannot be disclosed to the Buyer as a result of confidentiality arrangements under agreements with Third Parties; (l) all surface fee interests, surface leasehold, and other surface property interests (but excluding the Easements) and all buildings, offices, improvements, appurtenances, field offices and yards; (m) all non-Lease Owned equipment such as compressors on the wellheads of the Wells operated by CELLC or its Affiliates owned by or leased from CELLC, its Affiliates or Third Parties; (n) all automation systems including meters and related telemetry, licensed radio frequencies and associated communications infrastructure including towers, antennas, data links and network circuits, except any Lease Owned equipment; (o) all drilling rigs and related equipment, work over rigs and related equipment, tools and other equipment brought onto a well site temporarily for purposes of drilling, reworking or maintaining a well, all vehicles, and any other non-Lease Owned equipment, inventory, machinery, tools and other personal property not currently in use for the operation of a Well or Wells; (p) all assets of Chesapeake Midstream Group and all of the assets of Chesapeake Oilfield Services Group; (q) all salt water disposal wells, systems and related equipment and clean water wells, systems and equipment; and (r) all contracts or commitments for capacity in Third Party gas gathering, transmission or transportation facilities.

“Final Statement” has the meaning specified in Section 2.9.

“Founder Company” means AR, JR, Larchmont Resources, L.L.C. or any other company which participates pursuant to the Founder Well Participation Program of Chesapeake Energy Corporation and each such company’s direct and indirect subsidiaries and successors.

“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.

“Gas Imbalance” means any gas production, pipeline or transportation imbalance or unsatisfied through-put obligations attributable to Hydrocarbons produced from the respective Seller’s interest in the Wells or the Lands.

“Geological and Geophysical Information” means data, core and fluid samples and other engineering, geological and/or geophysical studies (including seismic data, studies and information), and other similar information and records, in each case relating to the Properties.

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“Governmental Authority” means any national, state, county or municipal government or division thereof, domestic or foreign, any agency, board, bureau commission, court, department or other instrumentality of any such government, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or governmental tribunal or arbitrator.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other liquid or gaseous hydrocarbons.

“Knowledge” of a fact or matter means, with respect to each Party, the actual knowledge with respect to such fact or matter of the officers of such Party listed in Schedule “1.1”.

“Lands” means the lands covered by the Real Property Interests and all lands pooled or unitized therewith.

“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations (including Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lease Expiration Defect” means, with respect to an oil and gas lease constituting a Real Property Interest, that (a) such lease is not being held by production and is not capable of being held beyond the primary term thereof by payment of delay rentals, shut-in payments, or by any other means pursuant to the terms of such lease (other than by either drilling a new well on such lease or by paying an option fee to extend the term of the lease beyond the expiration date thereof), and (b) assuming the full and timely payment of all rentals and royalties, and except as a consequence of any breach or default under such lease by the Buyer or any of its successors-in-interest, such lease will expire pursuant to the terms thereof prior to August 31, 2013.

“Lease Owned”, when used herein with reference to personal property, equipment, or fixtures, means any personal property, equipment, or fixture asset in which a Seller or its Affiliates owns an interest related to the current operation of a Well or Wells which was charged to the joint account of the Working Interest owners in such Well or Wells, excluding items considered part of overhead and Excluded Assets.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance or other arrangements substantially equivalent thereto, but does not include any production payment, net profits interest, overriding royalty interest or similar interest to the extent any such interest does not reduce the respective Seller’s NRI in a Real Property Interest or Well below that shown for such Seller on Exhibit “A”.

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“Material Adverse Effect” means any result, consequence, condition, or matter which (a) materially adversely affects the Properties or the operations, rights, results of operations or value of the Properties, or (b) materially impairs, prevents or delays such Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or that result from international, national, regional, state or local economic conditions, or from other general economic conditions, facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of the relevant Party, (ii) that result from any of the transactions contemplated in this Agreement or the public announcement thereof, or (iii) that result from conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks.

“Net Acres” means, as computed separately with respect to each Real Property Interest, (a) the number of gross acres of land covered by such leasehold interest, multiplied by (b) the lessor’s undivided interest in Hydrocarbons covered by such leasehold interest, multiplied by (c) the Seller’s undivided interest in such leasehold interest, provided that if items (b) and/or (c) vary as to different areas of lands covered by such leasehold interest, a separate calculation shall be made for each such area.

“Net Revenue Interest” (or “NRI”) means the decimal interest in and to all production of the Hydrocarbons produced, saved, and sold from or allocated to the relevant Property after giving effect to all valid lessors’ royalties, overriding royalties and/or other non-expense bearing burdens against production.

“Order” means any order, judgment, injunction, final order, ruling or decree of any court or other Governmental Authority.

“Ordinary Course of Business” means in the ordinary course of business consistent with past custom and practice.

“Permitted Encumbrances” means (a) royalties, overriding royalties and other burdens on production to the extent they do not, individually or in the aggregate, reduce the respective Seller’s NRI, or increase such Seller’s Working Interest (without at least a proportionate, corresponding increase in such Seller’s NRI), in any Property relative to that described for such Seller in Exhibit “A”; (b) Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings; (c) Liens of mechanics, materialmen, warehousemen,

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landlords, vendors, and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the Ordinary Course of Business, for sums not yet due or which are being contested in good faith by appropriate proceedings; (d) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, Hydrocarbon purchase contracts and all of the other Contracts; (e) regulatory authority of Governmental Authorities not presently violated, easements, surface leases and rights, plat restrictions, zoning laws, restrictive covenants and conditions, and building and other land use laws and similar encumbrances; (f) all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal, or other governmental oil and gas leases or interests therein or related thereto, or the transfer of operations of any of the Wells, which cannot be unreasonably withheld or where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations (“Customary Post-Closing Consents”); (g) conventional rights of reassignment obligating the lessee to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease; (h) required non-governmental Third Party consents to assignments which have been obtained or waived by the appropriate parties or which need not be obtained prior to an assignment or which cannot be unreasonably withheld, and PPRs which have been waived by the appropriate parties or for which the time period for asserting such rights has expired without the exercise of such rights; (i) rights of tenants-in-common in and to the Properties; (j) all defects or irregularities of title, if any, affecting the Properties which do not, individually or in the aggregate, adversely interfere in any material way with the present or future operation or use of the Properties subject thereto or affected thereby and which would be accepted by a reasonably prudent and sophisticated buyer engaged in the business of owning, developing and operating oil and gas properties in the same geographical location with knowledge of all the facts and appreciation of their legal significance; (k) all defects or irregularities: (i) arising out of lack of corporate authorization or a variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship proceedings, (iv) that have been cured by possession under applicable statutes of limitation, or (v) resulting from lack of survey or failure to record releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation; (l) any provision in an oil and gas lease, surface lease, easement or other surface use agreement entered into prior to the Effective Time providing a Third Party with rights to an overriding royalty interest or other burdens or payments triggered by the use of the relevant surface property for drilling or other purposes, but only to the extent that any such overriding royalty interest or other burden on production has been taken into account in calculating the NRIs for the relevant Real Property Interest(s) or Well(s) on Exhibit “A”; and (m) rights vested in or reserved to any Governmental Authority to regulate the Properties, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to condemn, expropriate, or designate a buyer of any of the Properties.

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“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.

“PPR” has the meaning specified in Section 2.2.

“Proceedings” means investigations, inquiries, proceedings, suits and causes of action by or before any Governmental Authority and arbitration proceedings.

“Properties” means, with respect to a Seller, all of such Seller’s right, title and interest in and to the following (but excluding the Excluded Assets), subject to the terms and reservations hereof:

(a) the oil, gas and mineral leases described in Exhibit “A”, whether producing or non-producing, and the oil and gas leasehold estates created thereby (collectively, the “Real Property Interests”);

(b) the oil and gas wells listed on Exhibit “A” (the “Wells”), all other oil and gas wells located on the Real Property Interests or the Lands, and all Lease Owned tangible personal property, equipment, fixtures, improvements, and other appurtenances owned and used in connection with the production, treating, storage, transportation, or marketing of Hydrocarbons from the Wells

(c) all presently existing unitization, pooling and/or communitization agreements, declarations or designations and contractually, statutorily, judicially or administratively created drilling, spacing and/or production units, insofar as the same are attributable or allocated to the Real Property Interests, and all of the Seller’s interest in and to the properties covered or units created thereby to the extent attributable to the Real Property Interests;

(d) all contracts, agreements and instruments, in each case, to the extent the above agreements cover, are attributable to or relate to the Real Property Interests or the Wells or any interests pooled, communitized or unitized therewith, including, without limitation, those contracts described more particularly in Exhibit “C” (collectively, the “Contracts”);

(e) all Hydrocarbons in, on, under or produced from or attributable to the Lands from and after the Effective Time and the proceeds thereof, and those Hydrocarbons for which an adjustment to the Purchase Price is made pursuant to Section 2.6 and the proceeds thereof;

(f) claims of such Seller against other Persons pertaining to Gas Imbalances in existence as of the Effective Time; and

PURCHASE AND SALE AGREEMENT	10

(g) all easements, surface leases, servitudes and rights of way used or held for use in connection with the production of Hydrocarbons from the Lands (collectively, the “Easements”).

“Property Taxes” means all real estate, occupation, ad valorem, severance, production, and personal property Taxes assessed against the Properties, the production of Hydrocarbons therefrom, or the proceeds of such production.

“Purchase Price” has the meaning specified in Section 2.

“Real Property Interests” has the meaning set forth in the definition of Properties.

“Records” means all of CELLC’s files, records and data (including electronic data) including but not limited to lease files, land files, wells files, division order files, abstracts, title files, engineering and/or production files, environmental records (except to the extent that CELLC is prohibited from sharing any such information by agreement with a Third Party), maps and accounting records, in each case, to the extent related to the Real Property Interests or the Wells, but excluding Excluded Assets.

“Required Consent” means a consent by a Third Party that must be obtained in order for (a) the Assignment with respect to a Property to be valid and not in violation of the terms of any applicable document or agreement; or (b) a Seller’s interest in the Property to remain in full force and effect; provided, however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.

“Retained Liabilities” means, with respect to a Seller, the following liabilities, costs, expenses, duties and obligations related to or associated with such Seller’s interest in the Properties: (a) the performance of the terms, conditions, and covenants of, and the discharge of the share attributable to the interest of such Seller of the duties, obligations, and liabilities under the terms of, the Real Property Interests and the Contracts for the period prior to the Effective Time; (b) all Property Taxes on the Properties for periods prior to calendar year 2012; (c) all Third Party claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations, or other liabilities with respect to the ownership, operation or maintenance of the Properties attributable to periods prior to the Effective Time, excluding obligations constituting Assumed Obligations; (d) all claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations, or other liabilities arising out of, incident to, or in connection with the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, Working Interest owner, or other interest holder under the Real Property Interests, insofar as the same are attributable to periods and Hydrocarbons produced prior to the Effective Time; and (e) all claims, demands, violations, actions, assessments, penalties, fines, costs, expenses, obligations, or other liabilities associated with such Seller’s Excluded Assets.

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“Seller Indemnified Parties” has the meaning specified in Section 10.4.

“Suspended Funds” means funds which the Sellers are holding as of the Closing Date which are owing to Third Party owners of royalties, overriding royalties, Working Interests, or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to the Properties.

“Taxes” means taxes of any kind, levies, or other like assessments, customs, duties, imposts, charges or fees of any Governmental Authority, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any other Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Title Benefit” has the meaning specified in Section 2.1.9.

“Title Defect” means, as to any Seller’s interest in a Real Property Interest or Well, any condition that causes such Seller not to have Defensible Title in and to the Property as of the Closing Date.

“Wells” has the meaning set forth in the definition of Properties.

“Working Interest” (or “WI”) means the decimal interest in the full and entire oil and gas leasehold estate in any Property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production, insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation (without regard to any obligation of any other Person to carry such costs).

1.2

References; Construction. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and

PURCHASE AND SALE AGREEMENT	12

words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. The word “or” is not necessarily exclusive, and the word “including” (in its various forms) means including without limitation. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

2. Purchase and Sale; Purchase Price. At the Closing, and upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell and convey to the Buyer all of its interest in the Properties, and the Buyer agrees to purchase, accept and pay for the Properties and to assume the Assumed Obligations. In consideration for the sale of the Properties, the Buyer will pay to the Sellers at Closing the purchase price of ONE HUNDRED TWENTY SIX MILLION DOLLARS ($126,000,000.00) (the “Purchase Price”). Within two (2) Business Days after the Execution Date of the Original Agreement, the Buyer paid to CELLC, for the benefit of the Sellers, an earnest money deposit equal to THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000.00) (the “Deposit”). At Closing, the Deposit will be applied against the Purchase Price in accordance with the provisions of this Agreement. The Purchase Price will be adjusted as follows.

2.1	Title and Environmental Defects. The Purchase Price will be (a) decreased for the value, determined as provided herein, of uncured Title Defects and unremedied and unindemnified Environmental Defects that are in excess of the respective Individual Defect Thresholds and the Aggregate Defect Threshold and (b) increased for Title Benefits, in each case, in accordance with this Section 2.1. The Buyer may deliver to CELLC, on or before the Defect Notice Date, one or more written notices specifying each defect associated with the Properties that the Buyer asserts constitutes a Title Defect or an Environmental Defect, a specific description of each such defect and the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that the Buyer asserts based on such defect and its method of calculating such adjustment, together with all data and information evidencing the Buyer’s review of public record or other information proving the existence of such defect reasonably necessary for CELLC to verify the existence of the alleged Title Defect or Environmental Defect (“Defect Notice”). Any matters that may otherwise constitute Title Defects or Environmental Defects, but of which CELLC has not been so notified in writing by the Buyer by the Defect Notice Date, shall be deemed to have been waived by the Buyer for all purposes. All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. Upon timely delivery of a Defect Notice, the Parties will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria.

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2.1.1	No single Title Defect may be asserted by the Buyer hereunder unless the value of the defect is determined to be more than Ten Thousand Dollars ($10,000.00), and no single Environmental Defect may be asserted by the Buyer hereunder unless the value of the defect is determined to be more than Fifty Thousand Dollars ($50,000.00) (each an “Individual Defect Threshold”), in which event the full value of such defect shall be taken into account for purposes of this Section 2.1.

2.1.2	No adjustment will be made to the Purchase Price for either uncured Title Defects or unremedied and unindemnified Environmental Defects except to the extent that the total value of all such defects that exceed the respective Individual Defect Thresholds exceeds two percent (2%) of the Purchase Price in the aggregate (the “Aggregate Defect Threshold”). If the Aggregate Defect Threshold is so exceeded after offsetting Title Benefits, then the Purchase Price will be decreased by the amount of such excess. With respect to any uncured Title Defects for which an adjustment equal to the entire Allocated Value of the affected Property, or the entire pro-rata Allocated Value of a segregated area of or entire separate legal interest included in the Property, is made to the Purchase Price hereunder, at the Sellers’ option, as a condition precedent to such adjustment, (a) if the Closing has not yet occurred, then the affected Property shall be excluded from the Properties conveyed to the Buyer at the Closing and thereafter shall become an Excluded Asset, or (b) if the Closing has occurred, then the Buyer will execute and deliver to the respective Seller(s) an assignment (in substantially the same form as the Assignment) of the Property (or segregated area thereof or interest therein) for which the entire Allocated Value has been credited to the Buyer.

2.1.3	If the Title Defect is based on Sellers owning an NRI in a Real Property Interest or Well which is less than that shown on Exhibit “A” for such Property, then the downward adjustment is an amount equal to the Allocated Value for such Property on Exhibit “A”, multiplied by a fraction, the numerator of which is an amount equal to the NRI shown on Exhibit “A” for such Property less the NRI to which the respective Seller is actually entitled, and the denominator of which is the NRI shown on Exhibit “A” for such Property.

2.1.4

If the Title Defect is based on a Working Interest in a Well that is larger than the Working Interest shown on Exhibit “A”, but without a proportionate increase in the NRI for such Well, then the downward adjustment is calculated by (a) determining the NRI in such Well to which the respective Seller would be entitled if the NRI shown on Exhibit “A” for such Well had increased in proportion to such increase in the Working Interest, (b) calculating the NRI to which the respective Seller is actually

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entitled, and (c) then calculating the adjustment in the manner set forth in Section 2.1.3, where the numerator of the fraction used in such calculation is equal to the NRI calculated as provided in clause (a) above less the NRI calculated as provided in clause (b) above, and the denominator is the NRI calculated as provided in clause (a) above.

2.1.5	If the Title Defect is based on a Real Property Interest covering fewer Net Acres than the number of Net Acres set forth on Exhibit “A”, then the downward adjustment is an amount equal to such Net Acre deficiency, multiplied by the price per Net Acre used to calculate the Allocated Value for such Real Property Interest on Exhibit “A”.

2.1.6	If the Title Defect is based on a Lien upon a Real Property Interest or Well that is liquidated in amount, then the downward adjustment is the lesser of the amount necessary to remove such Lien from such Property or the Allocated Value of such Property.

2.1.7	If the adjustment is based on a liability to remediate or otherwise cure an unremedied and unindemnified Environmental Defect, then the downward adjustment is the amount necessary to remediate or otherwise cure such Environmental Defect in the most cost-effective manner reasonably available and consistent with applicable Environmental Law and prudent industry practices. Notwithstanding anything herein to the contrary, at the Seller’s option, in lieu of an adjustment to the Purchase Price in respect of an unremedied Environmental Defect, the Seller may enter into an indemnity in favor of the Buyer in substantially the form attached as Exhibit “E” indemnifying the Buyer from any and all claims, liabilities, obligation or expenses with respect to such Environmental Defect. Any Environmental Defect covered by such an indemnity agreement shall not be taken into account in determining whether the Aggregate Defect Threshold has been achieved.

2.1.8	If a Title Defect or an Environmental Defect is reasonably susceptible of being cured or remedied, then the Sellers will have the right to cure or remedy such defect for a period of up to sixty (60) days after the Defect Notice Date (the “Cure Period”). After Closing, the Buyer shall provide the Sellers and their representatives access to the affected Properties, and all books and records related thereto, in connection with the Sellers’ efforts to cure alleged defects.

2.1.9

If a Seller determines that the ownership of any Real Property Interest or Well entitles such Seller to a larger NRI, a smaller Working Interest or a greater number of Net Acres than that set forth on Exhibit “A” for such Property (each, a “Title Benefit”), then CELLC shall notify the Buyer of such Title Benefit in writing on or before the Defect Notice Date, which notice shall include a description of such Title Benefit, the Dollar value that CELLC asserts is attributable to such Title Benefit and CELLC’s

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method of calculating the amount. The upward adjustment to the Purchase Price in respect of a Title Benefit shall be determined in the same manner as for Title Defects. The Sellers shall be deemed to have conclusively waived any Title Benefit of which CELLC fails to notify the Buyer in writing in the manner and by the date specified in this Section.

2.1.10

If there is a dispute between the Sellers and the Buyer as to the existence of Title Defects, Environmental Defects, Title Benefits, the cure of a Title Defect or the remediation of an Environmental Defect, or the value attributable to (or the adjustment to the Purchase Price in respect of) Title Defects, Environmental Defects, or Title Benefits, then the Sellers or the Buyer may submit the dispute to an expert for determination as provided in this Section 2.1.10 until the date ninety (90) days after the end of the Cure Period. The initiating Party shall deliver written notice to the other Party that it is initiating dispute resolution in accordance with this Section 2.1.10, such notice to describe in reasonable detail the nature and specifics of the dispute. The dispute shall be submitted to a mutually agreed title attorney practicing in the State of Texas, in the case of a Title Defect or Title Benefit, or to a mutually agreed environmental expert, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”). If the Parties are unable to agree on a single Consultant within thirty (30) days after receipt of the initiating notice, then the Sellers on the one hand and the Buyer on the other hand will each appoint one Consultant and the two Consultants so appointed will thereafter promptly appoint a third Consultant, and the three Consultants so appointed will resolve such matter. The costs and expenses of each Consultant shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. The Sellers and the Buyer shall each present to the Consultant(s), with a simultaneous copy to the other Party, a single written statement of its position on the defect, benefit or dispute in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Consultant(s). In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination. Additionally, any Consultant may consult with and engage disinterested Third Parties to advise him, including petroleum engineers or environmental engineers. The governing Law for any dispute resolved under this Section 2.1.10 shall be the Law of the State of Texas, without regard to conflicts of law principles. Within sixty (60) days following the submission of such written statements to the Consultant(s), applying the principles set forth in this Section 2.1, the Consultant(s) shall make a determination of the matter submitted based solely on the single written statement of each Party. The decision of the Consultant(s) shall be in writing and conclusive and binding on the Sellers and the Buyer and shall

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be enforceable against the Parties in any court of competent jurisdiction. Any amount owing by one Party as a result of such determination by the Consultant(s) will be paid as provided in Section 2.10. The Consultant(s) shall act as experts for the limited purpose of determining the specific dispute presented to them, shall not act as arbitrators, and may not award damages, interest, costs, or penalties to either Party.

2.1.11	If, on or before the date that is five (5) Business Days prior to the Closing Date, (a) the Buyer delivers a Defect Notice for a Title Defect, (b) the Sellers elect not to cure such defect, and (c) the Parties agree, or there has been a final determination in accordance with the provisions of Section 2.1.10, that such defect requires an adjustment to the Purchase Price, then the Purchase Price shall be so adjusted at the Closing. Except as set forth in the preceding sentence, all Purchase Price adjustments attributable to Title Defects and Environmental Defects shall be made after the Closing in accordance with the preceding provisions of this Section 2.1.

2.2	Preferential Purchase Rights; Required Consents. Within ten (10) Business Days after the Execution Date, CELLC shall provide any required notifications under a preferential purchase right, right of first refusal or other agreement which gives a Third Party a right to purchase a Property (or any part thereof) (“PPR”), requesting waivers thereof, in connection with the transactions contemplated hereby. Within ten (10) Business Days after the Execution Date, CELLC shall send letters seeking all applicable Required Consents and all other Third Party consents that are required to be obtained prior to the assignment of a Real Property Interest or Well, but excluding Customary Post-Closing Consents. Sellers shall thereafter use their commercially reasonable efforts (at no cost to the Sellers) to ensure that all such consents are promptly granted, and after Closing, the Buyer shall provide any reasonable assistance requested by the Sellers to ensure that such remaining consents are promptly granted.

2.2.1

If, as of the Closing Date, a holder of a PPR has notified a Seller that it elects to exercise its PPR with respect to the Property to which its PPR applies (determined by and in accordance with the agreement under which the PPR arises), then the Property covered by that PPR will not be sold to the Buyer (subject to the remaining provisions in this Section 2.2), and the Purchase Price will be reduced by the Allocated Value of the Property subject to such PPR. If, as of the Closing Date, the PPR has not been exercised or waived and the time for exercising such PPR has not expired, the Property covered by that PPR will be sold to the Buyer at the Closing subject to any rights of the holder of the PPR, and no adjustment to the Purchase Price will be made with respect thereto. In the event the holder of any such PPR thereafter exercises such PPR, the Buyer will comply with all of the terms thereof and convey the applicable Property to the holder of the PPR, or to the respective Seller for conveyance to the holder of the PPR, as may be required by the terms of the PPR, the Purchase

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Price will be reduced by the Allocated Value of such Property, and such Seller will be entitled to the proceeds paid by such holder with respect thereto. If, as of the Closing Date, a holder of a Required Consent has not yet delivered such Required Consent and the time for granting such consent has not expired, then the Property covered by that Required Consent will not be conveyed to the Buyer at Closing but shall still be considered part of the Properties in accordance with the provisions of Section 2.2.2, adjustments to the Purchase Price with respect to such Property will still be made pursuant to Sections 2.6 and 2.7 with respect to such Property, and the Purchase Price will not be reduced as a result of such non-conveyance.

2.2.2	If Properties have been excluded from the Properties sold to the Buyer at the Closing due to a pre-Closing exercise of a PPR, and if for any reason the purchase and sale of the Properties covered by the PPR is not or cannot be consummated with the holder of the PPR that exercised its PPR, then the respective Seller shall so notify the Buyer and, within ten (10) Business Days after the Buyer’s receipt of such notice, such Seller shall sell, assign, and convey to the Buyer, and the Buyer shall purchase and accept from such Seller, such Properties pursuant to the terms of this Agreement and for the Allocated Value of such Properties, subject to adjustments in accordance with Sections 2.6 and 2.7. If Properties have been excluded from the Properties sold to the Buyer at the Closing due to a failure to obtain a Required Consent in accordance with Section 2.2.1, and if a Required Consent has been received or deemed received pursuant to the terms of the underlying agreement on or before the date one (1) year after the Closing Date, then the respective Seller shall so notify the Buyer and, within ten (10) Business Days after the Buyer’s receipt of such notice, such Seller shall assign and convey to the Buyer, and the Buyer shall accept from such Seller, such Properties pursuant to the terms of this Agreement. As between the Buyer and a Seller, with respect to any Property for which a Required Consent has not been obtained by the Closing, (a) such Seller shall hold such Property as nominee for the Buyer, effective as of the Effective Time, (b) the Buyer shall pay any costs and expenses associated with that Property, and (c) such Seller shall pay the Buyer any revenues received by such Seller that are associated with such Property for time periods from and after the Effective Time. If any Required Consent has not been received or deemed received on or before the date one (1) year after the Closing Date, then the respective Seller shall no longer hold such Property (a “Nonconsented Interest”) as nominee for the Buyer, and the Buyer and such Seller shall repay to the other Party any amounts previously paid hereunder in respect of the Nonconsented Interest (including the Allocated Value and all other amounts of any adjustments pursuant to Sections 2.6 and 2.7 with respect to such Nonconsented Interest), and such Nonconsented Interest will be deemed not to have been conveyed by the Buyer hereunder and shall be an Excluded Asset.

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2.2.3	Properties excluded pursuant to this Section 2.2 will not be deemed to be affected by Title Defects or be subject to Section 2.1.

2.3	Lease Expiration Defects. The Purchase Price will be decreased for Lease Expiration Defects solely in accordance with this Section 2.3. The Buyer may deliver to CELLC, on or before the Defect Notice Date, one or more written notices specifying each Real Property Interest that the Buyer asserts is affected by a Lease Expiration Defect, together with such information as is reasonably necessary for CELLC to verify the existence of the alleged Lease Expiration Defect. Any matters that may otherwise constitute Lease Expiration Defects, but of which CELLC has not been so notified in writing by the Buyer by the Defect Notice Date, shall be deemed to have been waived by the Buyer for all purposes. With respect to those Lease Expiration Defects of which the CELLC is notified on or before the Defect Notice Date in the manner described above, the Parties will in good faith negotiate the validity of the claim. The downward adjustment to the Purchase Price in respect of a Lease Expiration Defect shall be an amount equal to (a) if the affected oil and gas lease contains an option to extend the lease beyond the expiration date thereof, then the amount required to be paid to the lessor to exercise such extension option, and (b) if such lease does not contain such an extension option, then the amount originally paid by the Sellers for their rights in and to such lease.

2.4	Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (a) the quantity (in mcf) of the Sellers’ aggregate wellhead gas imbalances as of the Effective Time multiplied by $2.00 per mcf (upward for underage and downward for overage); and (b) the quantity (in mmbtu) of any pipeline imbalances or unsatisfied throughput obligations attributable to the Sellers or the Properties as of the Effective Time multiplied by the actual settlement price per mmbtu (upward for over deliveries and downward for under deliveries).

2.5	Casualty Loss. If, after the Execution Date but prior to the Closing Date, any portion of the Properties is destroyed or taken as a result of a Casualty (a “Casualty Loss”), then the Buyer will nevertheless be required to close, and the Purchase Price will be reduced by an amount equal to the lesser of (a) the Allocated Value of the Property affected by such Casualty Loss or (b) the amount of such Casualty Loss.

2.6

Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable allowable oil or other liquid Hydrocarbons in storage owned by the Sellers at the Effective Time that is credited to the Wells or Real Property Interests, such value to be the current market price at the Effective Time, less taxes and gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons; (b) the amount of all expenditures incurred in connection with the ownership, operation and maintenance of the Properties (including rentals, overhead, royalties, prepayments, operating, drilling and completion costs and other charges and

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expenses billed under applicable operating agreements and in the case of wholly owned properties where a joint operating agreement may not exist, overhead rates consistent with those charged by CELLC on other wells in the area) by or on behalf of the Sellers or their Affiliates and attributable to the period on or after the Effective Time; and (c) any other amount agreed upon by the Buyer and the Sellers.

2.7	Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any proceeds received by the Sellers from the sale of Hydrocarbons produced from and after the Effective Time from the Properties (net of royalties and other burdens, marketing fees, and production, severance and similar taxes and assessments measured by or payable out of production, provided that on oil the amount shall be the amount paid by the purchaser to the Sellers); (b) the amount equal to all unpaid Property Taxes based upon or measured by the ownership of the Properties or the production of Hydrocarbons therefrom or the receipt of proceeds attributable thereto, which accrue to or are chargeable against the Properties in accordance with GAAP for periods prior to the Effective Time, which amount shall, to the extent not actually assessed or known, be computed based upon such Property Taxes for the immediately preceding calendar year, or, if such Property Taxes are assessed on other than a calendar year basis, for the tax period last ended; and (c) any other amount agreed upon by the Buyer and the Sellers.

2.8	Closing Date Estimates. On or before three (3) Business Days prior to the Closing Date, CELLC (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments. The Closing Statement will be used to adjust the Purchase Price at Closing. Any final adjustments, if necessary, will be made pursuant to Section 2.9 of this Agreement.

2.9

Final Accounting. On or before ninety (90) days after the Closing Date, CELLC (with the cooperation of the Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to the Buyer, a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (the “Final Statement”). If the Buyer disputes any items in the Final Statement, then as soon as reasonably practicable, but in no event later than thirty (30) days after its receipt of the Final Statement, the Buyer will deliver to CELLC a written exception report containing any changes the Buyer proposes to be made to the Final Statement. If the Buyer fails to deliver such exception report to CELLC within that period, the Final Statement as delivered by CELLC will be deemed to be true and correct, and shall be binding upon and not subject to dispute by any Party. If the Buyer delivers a timely exception report, then as soon as reasonably practicable, but in no event later than fifteen (15) days after CELLC receives the Buyer’s exception report, CELLC and the Buyer will meet and undertake to agree

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on the final post-Closing adjustments. If CELLC and the Buyer fail to agree on the final post-Closing adjustments within thirty (30) days after CELLC’s receipt of the Buyer’s exception report, then any Party will be entitled to submit the dispute for resolution by the Accounting Referee. The cost of the Accounting Referee shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyer. The Sellers and the Buyer shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on the dispute in question, together with a copy of this Agreement, the Closing Statement, the proposed Final Statement, and the Buyer’s written exception report and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Accounting Referee. In making its determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it, shall not act as an arbitrator, shall not consider any other disputes or matters and may not award damages, interest, costs or penalties to either Party. Upon agreement of the Parties to the adjustments to the Final Statement, or upon resolution of such adjustments by the Accounting Referee, as the case may be, the Final Statement (as adjusted pursuant to such agreement or resolution by the Accounting Referee) will be deemed final and binding on all of the Parties and the aggregate amount due to the respective Party pursuant to the Final Statement will be paid in accordance with Section 2.10.

2.10	Purchase Price Proration; Payments. Each Seller shall be entitled to and shall receive its pro rata portion of the Purchase Price (and shall be allocated a pro rata portion of, and be severally liable for, adjustments required to be made to the Purchase Price and costs to be borne by the Sellers pursuant to this Section 2) based on (a) its relative interests in the Properties and (b) the extent to which any Title Defects, Title Benefits or other matters (in respect of which adjustments are required to be made to the Purchase Price) affect its interests in the Properties. Each Seller’s pro rata portion of the Purchase Price as adjusted at Closing will be payable in immediately available funds at Closing (pursuant to wire transfer instructions designated in advance by each Seller to the Buyer in writing) for the account of the respective Seller. Payments to be made following the Closing under this Section 2 shall be made by wire transfer of immediately available funds within five (5) Business Days after the final determination is made that such payments are due and payable (pursuant to wire transfer instructions designated in advance by the receiving Party or Parties in writing) for the account of the respective receiving Party or Parties.

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3. Seller’s Representations and Warranties. CELLC, with respect to the representations and warranties set forth in Sections 3.18 and 3.19, and each Seller, with respect to the remaining representations and warranties set forth in this Section 3, in each case, solely and severally as to itself and not jointly with any other Seller, represents and warrants to the Buyer the following:

3.1	Organization, Good Standing, Etc. Such Seller is duly formed, validly existing and in good standing under the laws of the State of Oklahoma. Such Seller is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business is conducted by such Seller or the character of the assets owned, leased or used by such Seller makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.

3.2	Legal Requirements. Such Seller has all requisite power to own, lease and operate its Properties as now being operated by such Seller and holds all required licenses for carrying on all operations with respect to the Properties as now being carried on by such Seller, except where the failure to hold any such license would not have a Material Adverse Effect.

3.3	No Breach. Except as disclosed in Schedule “3.3”, the execution, delivery, performance and consummation of this Agreement do not and will not: (a) violate, conflict with or constitute a default or an event that, with the giving of notice or lapse of time or both, would be a default, breach or violation under any term or provision of any governing document of such Seller or any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which such Seller is a party or by which such Seller or its interest in any of the Properties is bound, except where any such violation, conflict, default or breach would not have a Material Adverse Effect; (b) violate, conflict with or constitute a breach of any Law applicable to the Seller or by which such Seller or its interest in any of the Properties is bound; or (c) result in the creation, imposition or continuation of any Lien on or affecting such Seller’s interest in the Properties, except for Permitted Encumbrances.

3.4	Litigation. Except as disclosed in Schedule “3.4”, there are no Proceedings pending or, to such Seller’s Knowledge, threatened in writing against such Seller involving its interest in the Properties, and no Proceeding is pending, or to such Seller’s Knowledge threatened, before or by any Governmental Authority questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith.

3.5

Taxes. Except as disclosed in Schedule “3.5”, to such Seller’s Knowledge, all Taxes (including all Property Taxes) based on or measured by such Seller’s ownership of its Properties or the production or removal of Hydrocarbons or the receipt of proceeds therefrom (including applicable escheatment requirements) have been timely paid when due and are not in arrears, and such Seller has filed

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all Tax returns it was required to file in connection therewith. The contracts and agreements to which the Properties are subject do not create, and the Properties are not otherwise subject to, for federal income tax purposes, a partnership among any of the parties to such agreements for which a partnership income tax return is required to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than a partnership for which an election is in effect, pursuant to Section 761 of the Code and the regulations thereunder, to be excluded from such provisions).

3.6	Contracts. Exhibit “C” lists all of following Contracts to be assigned by such Seller to the Buyer as part of the Properties: (a) all joint venture, area of mutual interest, surface use or surface damage agreements, and purchase and/or acquisition agreements of which any terms remain executory which materially affect any of such Seller’s interest in the Properties (excluding joint operating agreements and oil, gas and mineral leases); and (b) all material Hydrocarbon purchase contracts, gathering contracts, transportation contracts, marketing contracts, disposal or injection contracts and all similar material contracts affecting any of such Seller’s interest in the Properties which are not, by the terms thereof, subject to termination upon ninety (90) days or less notice. To such Seller’s Knowledge, the Contracts listed in Exhibit “C” are all of the material contracts affecting or pertaining or appurtenant to the Real Property Interests and the other rights and properties comprising the Properties, except for joint operating agreements and oil, gas and mineral leases. The contracts listed in Exhibit “C” are in full force and effect, and neither such Seller nor, to its Knowledge, any other party is in default thereunder. Such Seller has neither given to nor received from any Third Party any notice of any action or intent to terminate or materially amend any such contract.

3.7	Environmental and Safety Matters. Insofar as it pertains to such Seller’s interest in the Properties, except as disclosed in Schedule “3.7”:

3.7.1	To such Seller’s Knowledge, its Properties have been operated in material compliance with all applicable Environmental Laws and with all terms and conditions of all environmental Permits except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

3.7.2	There are no Proceedings pending, or to such Seller’s Knowledge, threatened against such Seller or its Affiliates relating to an alleged breach of Environmental Laws on or with respect to its Properties, and such Seller has not received any written notice of any environmental or health or safety Proceeding relating to the Properties (an “Environmental Claim”) or notice of any alleged violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof.

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3.7.3	To such Seller’s Knowledge, no pollutant, waste, contaminant or hazardous, extremely hazardous or toxic material, substance, chemical or waste identified, defined or regulated under any Environmental Law is present or has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or escaped on, in, from, under or in connection with the Properties or the ownership or operation of any thereof, such as to cause a condition or circumstance that would reasonably be expected to result in an Environmental Claim or a violation of any Environmental Law.

3.8	Authority. Such Seller has taken all necessary action duly and validly to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and such Seller has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the documents executed by such Seller in connection herewith are, or upon their execution and delivery will be, the legal, valid and binding obligations of such Seller and are enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and general principles of equity.

3.9	Broker’s or Finder’s Fees. Such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility whatsoever.

3.10	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to such Seller’s Knowledge, threatened against such Seller or any Affiliate of such Seller.

3.11	Capital Projects. Except as set forth in Schedule “3.11”, as of the Execution Date there are no outstanding authorizations for expenditures or other binding capital commitments directly relating to ownership of such Seller’s Properties that are due within one hundred eight (180) days after Closing and that could reasonably be expected to require expenditures by the owner thereof after the Closing Date exceeding, under any individual AFE, One Hundred Thousand Dollars ($100,000.00), net to the aggregate interests of the Sellers.

3.12

Real Property Interests. The oil and gas leases comprising the Real Property Interests are in full force and effect. Such Seller is not in breach or default, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a breach or default by such Seller, with respect to any terms of any Real Property Interest, and, to the Knowledge of such Seller, no other Person owning an interest in, or serving as operator of, any Real Property Interest is in breach or default with respect to any of its obligations thereunder. To the Knowledge of such Seller, no lessor under any oil and gas lease comprising a Real Property Interest has given or threatened

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to give written notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Real Property Interest or any provision thereof. Such Seller has correctly paid, or caused to be correctly paid, all delay rentals, shut-in well payments, and similar payments due in respect of the Real Property Interests.

3.13	Consents; PPRs. Except as otherwise reflected in Schedule “3.13”, none of the Real Property Interests or Wells is subject to a PPR, Required Consent, or any other requirement that a Third Party consent be obtained prior to the assignment of a Real Property Interest or Well, other than Customary Post-Closing Consents.

3.14	Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required to be obtained or made by such Seller in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.

3.15	Compliance with Laws. To such Seller’s Knowledge, the Properties have been owned and operated in compliance with the provisions and requirements of all applicable Laws, except for prior instances of non-compliance that (a) have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters or (b) would not have a Material Adverse Effect.

3.16	Drilling Obligations. Except as set forth in Schedule “3.16”, such Seller is not subject to any express obligation under the terms of any Contract (excluding oil, gas and mineral leases) to drill additional Hydrocarbon wells or engage in other operations on the Real Property Interests in order to earn interests in or to maintain any Real Property Interest, or to comply with the terms of any such Contract, except for obligations arising under the Contracts that allow the parties thereto to elect whether to participate.

3.17	Obligations to Make Assignments. Except as set forth in Schedule “3.17”, the Properties are not subject to any Contract containing an area of mutual interest, maintenance of uniform interest, “before payout” or “after payout” reversion or conversion, or other provision under which such Seller may be obligated to make assignments to Third Parties of interests in any Property after the Effective Time, the effect of which would be to reduce such Seller’s NRI in such Property below the NRI set forth for such Seller for such Property in Exhibit “A”.

3.18

Permits. To CELLC’s Knowledge, it has all licenses, orders, franchises, registrations and permits of all Governmental Authorities required to permit the operation of the Properties as presently operated by CELLC (the “Permits”), and each Permit is in full force and effect and has been duly and validly issued, except where the absence of which, singly or in the aggregate, would not have a Material Adverse Effect. To CELLC’s Knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such

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Permit, except (a) those Permits issued in the name of CELLC that are not transferable under applicable Law, or (b) where such revocation, cancellation, suspension or modification would not have a Material Adverse Effect.

3.19	Wells. Except as set forth on Schedule “3.19“, (a) all of the Wells operated by CELLC or its Affiliates, and to CELLC’s Knowledge, all other Wells, have been drilled and completed, or are being drilled and completed, within the boundaries of the Real Property Interests or within the limits otherwise permitted by applicable Laws; and (b) no Well operated by CELLC or its Affiliates, and to CELLC’s Knowledge, no other Well, is subject to material penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable Laws that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time. All To CELLC’s Knowledge: all wells included in the definition of Properties that have permanently ceased Hydrocarbon production have been plugged and/or abandoned; all related salvage, site clearance, and surface restoration operations have been completed, in accordance with applicable Laws (including Environmental Laws); and all costs and expenses incurred in connection therewith have been paid in full. None of the Wells has been plugged and abandoned.

3.20	Payout Balances and Take or Pay. The Payout Balance for each Well is properly reflected in Schedule “3.20A” as of the respective date(s) shown thereon. “Payout Balance(s)” means the status, as of the dates of the calculations, of the recovery by such Seller or a Third Party of a cost amount specified in the Contract relating to a Well out of the revenue from such Well where the Net Revenue Interest of such Seller therein will be reduced or the Working Interest therein will be increased when such amount has been recovered. Except as otherwise contemplated by the terms of the Contracts listed on Exhibit “C”, there are no calls on production, options to purchase, or similar rights in effect with respect to any portion of the Hydrocarbons produced from or allocable to the Properties. To such Seller’s Knowledge, except as is disclosed in Schedule “3.20B” as of the respective dates shown thereon: (a) such Seller has not received any notice of deficiency payments under gas contracts for which anyone has a right to take deficiency gas from the Properties; (b) such Seller has not received any payments for production which are subject to refund or recoupment out of future production; and (c) except as otherwise contemplated by the terms of the Contracts listed on Exhibit “C”, such Seller is not otherwise obligated, by virtue of any production payment, prepaid or forward Hydrocarbon sale, deferred production, or similar arrangement, to deliver Hydrocarbons produced from or allocable to any Property at some future time without receiving full payment therefor at or after the time of delivery.

3.21

Gas Imbalances. Except as disclosed in Schedule “3.21“, as of the respective date(s) shown thereon, such Seller has no obligation to deliver gas or cash in lieu thereof from its Properties to other owners of interest as a result of past production by such Seller or its predecessors in excess of the share to which they

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are entitled, nor any right to receive deliveries of gas or cash in lieu thereof with respect to its Properties from other owners of interest as a result of past production by such Seller or its predecessors of less than the share to which they were entitled.

3.22	Royalties. Except as set forth on Schedule “3.22“, all oil and gas production proceeds payable by the Seller to the owners of royalty interests, overriding royalty interests, Working Interests, and other Persons from the Wells have been disbursed in accordance with all of the terms and conditions of the applicable leases, other contracts and applicable Law, or if not so disbursed, are being properly held in suspense or contested in good faith in the normal course of business.

3.23	Non-Consent Operations. To such Seller’s Knowledge, there are no material operations on the Real Property Interests or in any Well as to which such Seller or any other Person has become a non-consenting party under the terms of any joint operating or similar agreement.

4. Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller the following:

4.1	Organization, Good Standing, Etc. The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Buyer has the power and authority to acquire and own the Properties and to conduct business in the State of Texas.

4.2	No Restriction. The Buyer is not subject to any order, judgment or decree, or the subject of any Proceeding pending or, to the Buyer’s Knowledge, threatened, or any other restriction of any kind or character specific to the Buyer, which would affect the Buyer’s ability to carry out the transactions contemplated by this Agreement.

4.3	Authorization. The Buyer has taken all necessary action duly and validly to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the Buyer has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the documents executed in connection herewith are, or upon their execution and delivery will be, the legal, valid and binding obligations of the Buyer and are enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4.4

No Breach. The execution, delivery, performance, and consummation of this Agreement do not and will not: (a) violate any provision of the organizational or governing documents of the Buyer; or (b) breach or violate, or result (with the giving of notice or the lapse of time or both) in the breach, violation, acceleration

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or termination of, any contract, indenture, Lien, note, lease, agreement, license or Law to which the Buyer is subject or by which any of its assets are bound or subject, except for any such breach, violation, acceleration or termination which would not prevent the consummation of the transactions contemplated hereby by the Buyer or result in any Seller incurring any loss or liability therefrom.

4.5	Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.

4.6	Litigation. There are no Proceedings pending, or to the Buyer’s Knowledge threatened, before or by any Governmental Authority questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith, or which would have a material adverse effect on the Buyer or the Buyer’s ability to consummate the transactions contemplated hereby.

4.7	Broker’s or Finder’s Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which any Seller will have any responsibility whatsoever.

4.8	Qualifications. The Buyer is qualified with all applicable Governmental Authorities to own the Properties.

4.9	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the Buyer’s Knowledge threatened against the Buyer or any Affiliate of the Buyer.

4.10	Funding; Investment. The Buyer has available (through cash on hand or existing credit arrangements or otherwise), or on the Closing Date, the Buyer will have available, all of the funds necessary for the acquisition of all of the Properties pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement. The Buyer is experienced in and knowledgeable about the oil and gas business and the acquisition of oil and gas properties and the Buyer is aware of the risks of such investments. The Buyer acknowledges that the Sellers have not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Properties except as expressly set forth in this Agreement, and the Sellers shall have no liability to the Buyer or any of the Buyer’s successors or assigns for its reliance on any information regarding the Sellers or the Properties that is not contained in this Agreement. The Buyer is acquiring the Properties for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable Law.

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5. Covenants. Between the Execution Date and the Closing Date, each Seller, solely and severally as to itself and not jointly with any other Seller, and the Buyer hereby covenant and agree to perform the following:

5.1	Access to Information.

5.1.1	CELLC will give to the Buyer and to the Buyer’s agents and representatives, reasonable access to all of the Records and will cause its officers and employees to furnish to the Buyer and to the Buyer’s agents and representatives such operating data and other information with respect to the Properties as the Buyer or its agents and representatives may, from time to time, reasonably request; provided, however, that any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of CELLC, and CELLC shall not be required to provide any of the foregoing information to the extent that it is prohibited by any Third Party agreement from sharing such information with the Buyer. The Buyer shall hold all information or data provided or made available by CELLC confidential and shall not use any of the same except in connection with the transactions set forth in this Agreement. In the event this Agreement is terminated prior to Closing, the Buyer shall return to CELLC (or certify the destruction of) all copies of all such information and data, as well as any derivative reports, analysis or other items derived or based on any of such information or data.

5.1.2

From and after the Execution Date, the Sellers shall allow (subject to the rights of any Third Parties) the Buyer and its authorized representatives, at reasonable times and at the sole cost, risk, and expense of the Buyer and its representatives, reasonable access to and entry upon all of the Properties for the purposes of performing such onsite inspections, inventories, and assessments of the Properties (including the performance of a Phase I environmental assessment and to conduct any further non-invasive environmental assessment that the Buyer reasonably deems appropriate) as may be necessary to permit the Buyer to prepare reserve engineering and other reports relating to, and to assess the operational and environmental condition of, the Properties; provided, however, the Buyer will not conduct any Phase II environmental investigations or examinations with respect to any of the Properties without the prior written consent of the Sellers, which consent may be granted or withheld by the Sellers in their sole discretion. The Buyer shall perform, or shall cause to be performed, all of such due diligence activities in accordance with applicable Laws and so as not to interfere unreasonably with the operation of the Properties. Sellers shall have the right to have their representatives present to observe the Buyer’s environmental review of the Properties. At all times prior to the Closing, unless otherwise required by applicable Law, the Buyer shall (and shall cause its environmental consultant to) treat confidentially any matters revealed by Buyer’s environmental review and any reports or data generated from such review,

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and the Buyer shall not (and shall cause the Buyer’s environmental consultant not to) disclose any environmental information relating to the Properties to any Governmental Authority or Third Party without the prior written consent of the Sellers (unless so required under applicable Law). Prior to the Closing, unless otherwise required by applicable Law, the Buyer may use the environmental information generated from the Buyer’s environmental assessment of the Properties only in connection with the transactions contemplated by this Agreement. If the Buyer, the Buyer’s environmental consultant, if applicable, or any Third Party to whom the Buyer has provided any environmental information relating to the Properties becomes legally compelled to disclose any of such environmental information, the Buyer shall promptly notify the Sellers thereof, consult with the Sellers on the advisability of taking legally available steps to resist or narrow such disclosure, and assist the Sellers in seeking a protective order or other appropriate remedy. If this Agreement is terminated prior to the Closing, the Buyer shall deliver to Sellers the environmental information generated from Buyer’s environmental assessment of the Properties, which environmental information shall become the sole property of the Sellers.

5.2	Conduct of Business. From and after the Execution Date until Closing, such Seller will continue to operate its Properties in the Ordinary Course of Business. In this regard, such Seller shall continue to (a) perform all material obligations of such Seller under the Real Property Interests and Contracts, including the timely and proper payment of all royalties, overriding royalties, delay rentals and other payments due in respect thereof, and (b) promptly notify the Buyer of any the following of which the Seller acquires Knowledge: (i) any written notice relating to any default, inquiry into any possible default, or action to alter, terminate, rescind, repudiate, or procure a judicial reformation of any Real Property Interest or Contract, or any provision thereof, (ii) any new Proceeding before any court or other Governmental Authority relating to the Properties, and (iii) any other event, fact, or circumstance of which such Seller acquires Knowledge that may reasonably be expected to have a Material Adverse Effect or to impair materially the ability of such Seller to consummate the transactions contemplated herein.

5.3	Certain Restrictions Regarding the Conduct of Business. Except as provided in the Contracts, as required by Law, Permit or Order, or as specifically contemplated by this Agreement, from and after the Execution Date until Closing, such Seller shall not, unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably delayed, conditioned or withheld):

5.3.1	commit to proposed expenditures after the Execution Date related to any individual operation on a Property in an amount greater than $100,000.00, net to the aggregate interests of Sellers therein;

5.3.2	elect not to participate in an operation proposed under a joint operating agreement;

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5.3.3	plug and abandon a Well;

5.3.4	sell, convey, mortgage, pledge, dedicate, encumber, abandon or otherwise dispose of any part of its Properties, other than the sale of Hydrocarbons or obsolete machinery and equipment in the Ordinary Course of Business; or

5.3.5	except in the Ordinary Course of Business, enter into any material agreement, contract or commitment which, if entered into prior to the Execution Date, would be required to be listed in Exhibit “C” attached to this Agreement, or materially amend, change the terms of, release or terminate any Real Property Interest or any Contract listed on Exhibit “C”.

5.4	Conditions. Each of the Buyer and such Seller will use its respective reasonable commercial efforts to cause the conditions and agreements in Sections 6, 7 and 8 of this Agreement applicable to such Party to be satisfied and performed, whether prior to or after the Closing.

5.5	Revenues Held For Benefit of the Other Party. In the event either (a) the Buyer receives production or other revenues attributable to any of such Seller’s Properties for any periods prior to the Effective Time or attributable to any of the Excluded Assets or (b) such Seller receives production or other revenues attributable to any of such Properties for any periods after the Effective Time, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Final Statement, shall promptly deliver such funds to the appropriate Party.

5.6	Revenues and Expenses. For all purposes, including adjustments under Section 2 of this Agreement, such Seller and the Buyer will properly allocate revenues and expenses before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All expenses incurred in the operation of such Seller’s Properties before the Effective Time will be borne by such Seller and all proceeds from the sale of Hydrocarbons produced from or attributable to such Properties prior to the Effective Time will be the property of such Seller, and all expenses incurred in the operation of such Properties from and after the Effective Time will be borne by the Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to such Properties from and after the Effective Time will be the property of the Buyer. All Property Taxes and other similar obligations for calendar year 2012 constitutes an Assumed Obligation and will be prorated between such Seller and the Buyer as of the Effective Time pursuant to Section 2.7(b).

5.7

Suspended Funds. As part of the final accounting pursuant to Section 2.9, CELLC will deliver to the Buyer the Suspended Funds along with an “Excel” spreadsheet containing the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of Suspended Funds payable for each entry, together with monthly line item production detail including gross and

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net volumes and deductions for all suspense entries. Upon receipt of such information, the Buyer shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable Laws, and shall be liable for the payment thereof to the proper parties.

5.8	Limitations on Representations and Warranties.

5.8.1	EXCEPT FOR THE EXPRESS AND SPECIFIC REPRESENTATIONS AND WARRANTIES OF A SELLER IN THIS AGREEMENT, THE BUYER ACKNOWLEDGES THAT NO SELLER HAS MADE, AND EACH SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY EXPRESSLY WAIVES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, INCLUDING THOSE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR SUCH SELLER’S INTEREST THEREIN, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO THE BUYER BY OR ON BEHALF OF SUCH SELLER, AND (c) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES.

5.8.2

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF A SELLER IN THIS AGREEMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND THE BUYER HEREBY WAIVES, AS TO THE PROPERTIES (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (F) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (G) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR

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PROTECTION OF THE ENVIRONMENT OR HEALTH. IT IS THE EXPRESS INTENTION OF THE BUYER AND EACH SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES IN WHICH THE SELLER HAS ANY INTEREST ARE BEING ACCEPTED BY THE BUYER, “AS IS, WHERE IS, WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

5.8.3	EACH SELLER AND THE BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.8 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

5.9	NORM, WASTES AND OTHER SUBSTANCES. THE BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES. NOTHING CONTAINED IN THIS SECTION 5.9 WILL LIMIT, RESTRICT OR OTHERWISE AFFECT THE BUYER’S RIGHTS TO RAISE ENVIRONMENTAL DEFECTS UNDER SECTION 2.1 OF THIS AGREEMENT.

6. Buyer’s Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement with respect to any Seller is subject to the satisfaction by the Sellers or waiver in writing by the Buyer (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

6.1	No preliminary or permanent injunction or other Order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

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6.2	No Proceeding will have been commenced against any Seller, the Buyer or any of their respective Affiliates, associates, officers or directors by any Third Party seeking to enjoin, prevent, or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

6.3	All representations and warranties of such Seller contained herein (a) that are qualified by the term “material”, or contain terms such as “material adverse change,” “Material Adverse Effect” or other terms, or Dollar amounts of similar import or effect (whether or not capitalized), shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

6.4	Such Seller will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in this Agreement to be performed or complied with by such Seller on or prior to the Closing Date;

6.5	Each Seller shall have received all consents, authorizations, waivers, and approvals required to be obtained prior to the Closing Date from any court or other Governmental Authority under any applicable Law concerning the transactions contemplated herein (except for Customary Post-Closing Consents); and

6.6	Each Seller shall have delivered to Buyer releases of all Liens (if any) encumbering the Properties, excluding Permitted Encumbrances and Liens for which an adjustment to the Purchase Price is made under Section 2.1.

7. Seller’s Conditions Precedent. The obligation of a Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by such Seller (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

7.1	No preliminary or permanent injunction or other Order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

7.2	No Proceeding will have been commenced against any Seller, the Buyer or any of their respective Affiliates, associates, officers or directors by any Third Party seeking to enjoin, prevent, or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

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7.3	All representations and warranties of the Buyer contained herein (a) that are qualified by the term “material”, or contain terms such as “material adverse change,” “material adverse effect” or other terms, or Dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

7.4	The Buyer will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

7.5	The Buyer shall have received all consents, authorizations, waivers, and approvals required to be obtained prior to the Closing Date from any court or other Governmental Authority under any applicable Law concerning the transactions contemplated herein (except for Customary Post-Closing Consents); and

7.6	The Deposit shall have been made in accordance with Section 2, and the Option Payment, if applicable, shall have been made in accordance with Section 8.

8. The Closing. Subject to the terms and conditions hereof, unless extended as provided herein, the Closing will take place at 10:00 a.m. local time in the offices of CELLC, at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118 on the Closing Date, at which Closing the documents and payments referred to in Sections 8.1 and 8.2 (or otherwise required by this Agreement to be delivered at the Closing) shall be exchanged by the Parties. The Closing Date will be October 31, 2012, unless changed by the mutual written agreement of the Parties; provided, however, the Buyer shall have the option of extending the Closing Date until December 14, 2012 (the “Buyer Option”). If the Buyer elects to exercise the Buyer Option, then the Buyer shall deliver to CELLC for the benefit of all of the Sellers, on or prior to October 31, 2012, both a written notice stating that it is exercising the Buyer Option and a payment in the amount of THREE MILLION DOLLARS ($3,000,000.00) by wire transfer of immediately available funds (the “Option Payment”). If the Buyer has exercised the Buyer Option in accordance with the foregoing and (a) if the Closing does not occur on or before December 14, 2012 (or such later date as may be mutually agreed to in writing by the Parties), then except as otherwise provided in Section 12, the Option Payment will not be refunded to the Buyer and will be retained by the Sellers and (b) if the Closing does occur on or before such date, then the Purchase Price will be deemed to be increased by the amount of the Option Payment and the Option Payment will be applied against the Purchase Price at Closing. When completed, the Closing shall be deemed to have occurred at 12:01 a.m. Central Time on the Closing Date.

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8.1	Buyer’s Deliveries. At the Closing, and subject to the simultaneous performance by the Sellers of their respective obligations under Section 8.2, the Buyer will deliver or cause to be delivered to each Seller the following items:

8.1.1	Purchase Price. Such Seller’s pro rata portion of the Purchase Price (as adjusted as shown in the Closing Statement, less such Seller’s pro rata portion of the Deposit and, if applicable, such Seller’s pro rata portion of the Option Payment), by wire transfer of immediately available funds; and

8.1.2	Certificate. Four (4) originals of a certificate, dated and effective as of the Closing Date, executed by the president or an authorized vice president of the Buyer, certifying to the Seller that on the Closing Date, the representations and warranties of the Buyer contained in this Agreement are true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality), and all covenants of the Buyer contained herein have been performed in all material respects; and

8.1.3	Additional Documents. Such additional documents as might be reasonably requested by such Seller and are reasonably required to consummate the transactions contemplated by this Agreement.

8.2	Seller’s Deliveries. At the Closing, and subject to the simultaneous performance by the Buyer of the obligations under Section 8.1, each Seller will deliver or cause to be delivered to the Buyer the following items:

8.2.1	Assignments. An original counterpart of an Assignment for each County in which any of its Real Property Interests are located, duly executed by such Seller covering all of its Properties (other than those Properties to be excluded in accordance with the terms hereof) in recordable form;

8.2.2	Non-Foreign Status Certificate. Four (4) originals of a non-foreign status certificate in substantially the form attached hereto as Exhibit “D”, duly executed by such Seller;

8.2.3	Certificate. Four (4) originals of a certificate, dated and effective as of the Closing Date, executed by an authorized officer of such Seller, certifying to the Buyer that on the Closing Date, the representations and warranties of such Seller contained in this Agreement are true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or the requirement of a Material Adverse Effect), and all covenants of such Seller contained herein have been performed in all material respects;

8.2.4

Other Items. (i) Releases of all Liens (if any) encumbering the Properties, excluding Permitted Encumbrances and Liens for which an adjustment to the Purchase Price is made under Section 2.1, (ii) transfer orders or letters in lieu thereof directing all purchasers of production to make payment to

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the Buyer of proceeds attributable to Hydrocarbons produced from the Properties after the Effective Time, and (iii) counterparts of Railroad Commission of Texas Form P-4 for each Well as to which a change of operator will occur on the Closing Date; and

8.2.5	Additional Documents. Such additional documents as might be reasonably requested by the Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

8.3	Post-Closing Adjustments. The Buyer and the Sellers agree that the Purchase Price may be further adjusted after the Closing Date in accordance with the provisions of Section 2 of this Agreement.

8.4	Post-Closing Deliveries. CELLC shall deliver to the Buyer copies of all Records as promptly as practicable, but no later than thirty (30) days after the Closing Date.

8.5	Costs. The Sellers will pay their respective attorney fees and other expenses, and the Buyer will pay its attorney fees and other expenses including, without limitation, the recording costs for the Assignments. In addition, the Buyer will pay (or reimburse the Sellers for) all sales, recording, transfer, stamp, conveyance, documentary or similar fees, Taxes, assessments, duties or other charges levied in connection with the sale of the Properties hereunder.

8.6	Risk of Loss. As of the consummation of the Closing, beneficial ownership and the risk of loss of the Properties will pass from the Sellers to the Buyer effective from and after the Effective Time.

9. Press Releases. No Party shall make any press release or other public announcements concerning this transaction, without the consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit any Party hereto from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law, or the rules of any stock exchange upon which the Party’s capital stock is traded, provided that the foregoing procedure of written notification shall, subject to the requirements of such Laws and rules, first be followed.

10. Indemnification. If the Closing of the transactions contemplated by this Agreement occurs, then thereafter the Parties will indemnify each other as follows:

10.1	Assumed Obligations. Upon the Closing, the Buyer shall agree (and, upon delivery by the Seller to the Buyer of the Assignment, the Buyer shall be deemed to have agreed) to assume all of the Assumed Obligations.

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10.2	Indemnity as Sole Remedy. If the Closing occurs, the indemnities provided by each Party to the other under this Section 10 shall constitute the sole and exclusive remedies for such Party after the Closing with respect to (a) the inaccuracy or breach of any representation or warranty made by the other Party hereunder and (b) a breach or default in the performance by such other Party of any covenant or agreement of such other Party contained in this Agreement. Except as otherwise provided in this Section 10, if the Closing occurs, each Party hereby waives any claim arising under common law, any statute, or otherwise against the other Party arising from or out of the inaccuracy or breach of any representation or warranty made by the other Party hereunder, or the breach or default in the performance by such other Party of any covenant or agreement of such other Party contained in this Agreement that arose or occurred prior to the Closing Date.

10.3	Seller’s Indemnification. Upon the Closing, each Seller shall severally and not jointly agree (and, upon delivery to the Buyer of the Assignment, such Seller shall be deemed to have severally and not jointly agreed) to PAY, DEFEND, INDEMNIFY, REIMBURSE AND HOLD HARMLESS to the extent of such Seller’s Proportionate Share (as hereinafter defined) the Buyer, its Affiliates and its and their respective members, managers, directors, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of such Seller set forth in this Agreement or any failure by such Seller to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Section 12 of this Agreement; (b) all Taxes for which such Seller is responsible hereunder; or (c) any of its Retained Liabilities. “Proportionate Share” means, with respect to a Seller, (i) one hundred percent (100%) with respect to a claim under this Section based on a breach or claim solely by or against such Seller and (ii) with respect to breaches or claims involving two or more Sellers, the percentage determined by dividing the amount of the Purchase Price received by such breaching Seller as set forth in the Closing Statement (as adjusted by the Final Statement) by the aggregate Purchase Price set forth in the Closing Statement received by all of the breaching Sellers (as adjusted by the Final Statement).

10.4

Buyer’s Indemnification. Upon the Closing, the Buyer shall agree (and, upon delivery to the Buyer of the Assignment, the Buyer shall be deemed to have agreed) to PAY, DEFEND, INDEMNIFY, REIMBURSE AND HOLD HARMLESS each Seller, its respective Affiliates and its and their respective directors, partners, members, managers, officers, agents and employees (the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in

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enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of or default in any representation or warranty of the Buyer set forth in this Agreement or any failure by the Buyer to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Section 12 of this Agreement; (b) any activities of the Buyer or its employees, agents, contractors and other representatives in connection with any examinations or investigations of the kind described in Section 5.1.2; (c) all Taxes for which the Buyer is responsible hereunder; or (d) any Assumed Obligations.

10.5	Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified party will give written notice to the indemnifying Party of the commencement of such action; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

10.6

Defense. If any such action is brought against an indemnified party, the indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, and after notice from the indemnifying Party to such indemnified party of the indemnifying Party’s election to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying Party has failed to assume the defense of such claim. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying Party fails to assume such defense, the expenses of such defense to be paid by the indemnifying Party. As a condition to the indemnifying Party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying Party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified party. No indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with

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respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying Party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld.

10.7	Certain Limitations on Indemnity Obligations.

10.7.1	No claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.3(a) shall be made hereunder unless the amount of such claim exceeds an amount equal to Fifty Thousand Dollars ($50,000.00) (each an “Individual Claim”). In addition, no claim of the Buyer or the Buyer Indemnified Parties pursuant to Section 10.3(a) shall be made hereunder until the total of all Individual Claims exceeds two percent (2%) of the unadjusted Purchase Price (the “Basket”). If the total amount of all of the Buyer Indemnified Parties’ Individual Claims exceeds the Basket, then the Sellers’ obligations under Section 10.3(a) shall be limited to the amount by which the aggregate amount of such Individual Claims exceeds the Basket.

10.7.2	In no event will the Sellers’ aggregate liability under Section 10.3(a) exceed ten percent (10%) of the unadjusted Purchase Price.

10.7.3	The amount of any indemnification provided under Section 10.3 or 10.4 shall be net of any amounts actually recovered by the indemnified party under insurance policies.

10.7.4	Notwithstanding anything stated herein to the contrary: (a) no Party will have any liability to any other Party or such other Party’s indemnified parties under this Section 10 with respect to any item for which an adjustment has already been made to the Purchase Price under the terms of this Agreement; and (b) the Sellers will have no liability to the Buyer or the Buyer Indemnified Parties under this Section 10 for any matter (including any breach of a representation or warranty under Section 3) which constitutes a Title Defect or an Environmental Defect. Claims for Title Defects or Environmental Defects, whether or not resulting in a Purchase Price adjustment because the applicable Aggregate Defect Threshold is not exceeded, are not subject to the terms of this Section 10, may not be claimed under this Section 10, may not be included for purposes of determining whether the limitations set forth in this Section 10.7 have been met and may not be included in the Basket for purposes of the limitations set forth in this Section 10.7. In addition, the Sellers and the Buyer specifically agree that the Buyer will not have any right to pursue a claim under the special warranty of title in the Assignment with respect to any matters which existed on or before the Effective Time that were either raised by the Buyer as a Title Defect under Section 2.1 of this Agreement or deemed waived pursuant to Section 2.1.

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10.8	EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 10.3 OR 10.4, AS APPLICABLE, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

11.	Termination. The Parties agree that this Agreement is subject to termination as follows:

11.1	Right to Terminate. Subject to Section 11.2 and Section 12, this Agreement may be terminated at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following: (a) by mutual consent of the Sellers and the Buyer; (b) by the Buyer, if the Sellers have materially breached this Agreement, or if any of the conditions to Closing set forth in Section 6 is otherwise not satisfied by the Sellers or waived by the Buyer, in either case prior to the Closing Date; provided that all of the conditions set forth in Section 7 shall have been satisfied by the Buyer or waived by the Sellers on or before the Closing Date (other than conditions pertaining to the execution and delivery of documents and payment of monies by the Buyer the fulfillment of which is expressly provided to occur at the Closing); and provided, further, that in the case of a breach that is capable of being cured, the Sellers shall have a period of ten (10) days following receipt of Buyer’s notice of breach to attempt to cure the breach, and no termination under this Section 11.1(b) shall become effective unless the Sellers fail to cure such breach prior to the end of such ten (10) day period; (c) by the Sellers, if the Buyer has materially breached this Agreement, or if any of the conditions to Closing set forth in Section 7 is otherwise not satisfied by the Buyer or waived by the Sellers, in either case prior to the Closing Date; provided that all of the conditions set forth in Section 6 shall have been satisfied by the Sellers or waived by the Buyer on or before the Closing Date (other than conditions pertaining to the execution and delivery of documents the fulfillment of which is expressly provided to occur at the Closing); and provided, further, that in the case of a breach that is capable of being cured, the Buyer shall have a period of ten (10) days following receipt of Sellers’ notice of breach to attempt to cure the breach, and no termination under this Section 11.1(c) shall become effective unless the Buyer fails to cure such breach prior to the end of such ten (10) day period; or (d) by the Sellers or the Buyer, if the Closing shall not have occurred on or before December 14, 2012; provided that such failure does not result primarily from the terminating Party’s material breach of its representations, warranties or covenants contained in this Agreement.

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11.2	Effect of Termination. In the event of termination prior to the Closing, written notice thereof will be given by the terminating Party to the other Party or Parties specifying the provision pursuant to which such termination is made. If this Agreement is terminated in accordance with Section 11.1, such termination shall be without liability to either Party, except as provided in Section 12 and except that the provisions contained in this Section 11.2 and in Sections 8.5, 9, 12, 13, 14.1, 14.2, 14.5 through 14.18, and such defined terms in Section 1 as may be required to give meaning to such sections, shall survive termination of this Agreement.

12. Default. If any Party fails to perform any material obligation contained in this Agreement that is to be performed at or prior to Closing, and Closing has not yet occurred, the Party claiming default will serve written notice to the other Party specifying the nature of such default and demanding performance. If, prior to the Closing, (a) the Buyer seeks to terminate this Agreement pursuant to Section 11.1(b) (as the result of (i) a material breach of this Agreement by the Sellers, or (ii) the failure of the Sellers to satisfy one or more of the conditions set forth in Section 6.3, 6.4, 6.5, or 6.6, or (iii) the failure of one or more of the conditions set forth in Section 6.1 or 6.2 to be satisfied or waived by reason of an injunction or Proceedings against any Seller) or Section 11.1(d), and (b) if termination is sought under Section 11.1(b), the breach or default is not cured by the Sellers within the ten-day cure period, and (c) each of the conditions contained in Section 7 has been either fulfilled or waived in writing (other than conditions pertaining to the execution and delivery of documents and payment of monies by the Buyer, the fulfillment of which is expressly provided to occur at the Closing), then the Buyer will be entitled to exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Section 11, and shall be entitled to the return of the Deposit and, if applicable, the Option Payment. If, prior to the Closing, (a) the Sellers seek to terminate this Agreement pursuant to Section 11.1(c) (as the result of (i) a material breach of this Agreement by the Buyer, or (ii) the failure of the Buyer to satisfy one or more of the conditions set forth in Section 7.3, 7.4, 7.5, or 7.6, or (iii) the failure of one or both of the conditions set forth in Section 7.1 or 7.2 to be satisfied or waived by reason of an injunction or Proceedings against the Buyer) or Section 11.1(d), and (b) if termination is sought under Section 11.1(c), the breach or default is not cured by the Buyer within the ten-day cure period, and (c) each of the conditions contained in Section 6 has been either fulfilled or waived in writing (other than conditions pertaining to the execution and delivery of documents, the fulfillment of which is expressly provided to occur at the Closing), then in addition to the Sellers’ right to terminate this Agreement pursuant to Section 11, the Sellers will be entitled to retain the Deposit (and, if applicable, the Option Payment) as liquidated damages in lieu of all other damages (and as the Sellers’ sole remedy in such event, other than termination of this Agreement). The Parties hereby acknowledge that the extent of damages to the Sellers occasioned by such failure or refusal by the Buyer would be impossible or extremely impractical to ascertain and that the amount of the Deposit (plus, if applicable, the Option Payment) is a fair and reasonable estimate of such damages under the circumstances. If this Agreement is otherwise terminated pursuant to Section 11, neither the Sellers nor the Buyers shall have any further obligation or liability to the other Party in connection with such termination, except that the Buyer shall be entitled to the return of the Deposit (plus, if applicable, the Option Payment).

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13. Arbitration. Except with respect to disputes involving Title Defects, Environmental Defects, or any cure relating thereto or any Title Benefits, Final Statement matters or other matters to be resolved by the Consultants or Accounting Referee, which will be resolved as provided in Sections 2.1.10 or 2.9, any and all Arbitrable Disputes must be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the AAA, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 13 and the Commercial Arbitration Rules of the AAA or the Federal Arbitration Act, the terms of this Section 13 shall control the rights and obligations of the Parties.

13.1	Consolidation. If there is more than one (1) Arbitrable Dispute that involves the same facts and Parties as the facts and Parties with respect to which arbitration has been initiated pursuant to this Agreement, such disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement, provided that disputes regarding Title Defects, Environmental Defects or any cure relating thereto or any Title Benefit, Final Statement matters or other matters to be resolved by the Consultants or Accounting Referee shall not be consolidated with an Arbitrable Dispute under this Section 13.

13.2

Initiation; Selection. Arbitration may be initiated by a Party or Parties (“Claimant”) serving written notice on the other Party or Parties (“Respondent”) that the Claimant has referred the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Arbitrable Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. The Sellers, to the extent more than one of them is a party to such Arbitrable Dispute whether as Claimant or Respondent, will be treated as one “Party” for purposes of appointing a Party appointed arbitrator. All arbitrators must be neutral parties who have never been officers, directors or employees of or performed material work for the Parties or any of their Affiliates within the preceding five (5) year period. Unless expressly provided otherwise in this Agreement arbitrators must have a formal education or training in the area of dispute resolution and must have not less than seven (7) years experience as a lawyer in the energy industry with experience in exploration and production issues. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. If either party to the arbitration fails to name its Party-appointed arbitrator within the time permitted, or if the two arbitrators are unable to agree on a third arbitrator within thirty (30) days from the date the second arbitrator has been appointed, or if any arbitrator should die, resign, or otherwise be unable to perform his or her duties, then the missing arbitrator(s) shall be selected by the AAA with due regard given to the selection criteria above and input from the Parties and other arbitrators. The AAA shall select the missing arbitrator(s) not later than ninety

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(90) days from initiation of arbitration. In the event the AAA should fail to select the third arbitrator within ninety (90) days from initiation of arbitration, then either Party may petition the Chief United States District Judge for the Northern District of Texas to select the third arbitrator. Due regard shall be given to the selection criteria above and input from the Parties and other arbitrators.

13.3	Expenses. Claimant and Respondent shall each pay one-half of the compensation and expenses of the AAA and the arbitrator(s).

13.4	Procedure. The arbitration shall be conducted in Dallas, Texas and commence within sixty (60) days after the selection of the third arbitrator, unless delayed by order of the arbitrators. The hearing shall be based upon written position papers submitted by each Party within twenty (20) Business Days after the selection of the third arbitrator, stating such Party’s proposed resolution of the dispute. The Parties and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators shall determine the Arbitrable Disputes and render a final award on or before thirty (30) days following the completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award.

13.5	Enforcement; Remedies. Notwithstanding any other provision of this Agreement, a Party may, prior to the appointment of the third arbitrator, seek temporary injunctive relief from any court of competent jurisdiction, provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators and in no event for longer than ninety (90) days. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions. The arbitrators may not grant or award indirect, consequential, punitive or exemplary damages or damages for lost profits.

13.6	Expenses; Award of Fees. The arbitration panel may apportion the costs of arbitration between or among the Parties in such manner as it deems reasonable, and may award to a Party such Party’s reasonable attorney’s fees and expert fees incurred in connection with such Party’s preparation for and participation in the arbitration, in each case, taking into account the circumstances of the Arbitrable Dispute, the conduct of the Parties and the result of arbitration. The arbitration panel shall be empowered and directed to enter an award by default against any Party to the arbitration who declines to pay when required by the arbitration panel its share of such fees and costs.

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14.	Miscellaneous. It is further agreed as follows:

14.1	Time. Time is of the essence in the performance of this Agreement.

14.2	Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon confirmation by the recipient of receipt; (d) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply); or (e) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To the Sellers:

Chesapeake Exploration, L.L.C.

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Attention: Mr. Douglas J. Jacobson

Telephone: (405) 935-9233

Facsimile: (405) 849-9233

Email: doug.jacobson@chk.com

With a copy to:

Arcadia Resources, L.P.

Jamestown Resources, L.L.C.

809 Northwest 57th Street

Oklahoma City, Oklahoma 73118

Attention: Mr. Scott Mueller

Telephone: (405) 935-3230

Facsimile: (405) 849-4765

Email: scott.mueller@arcadiaresources.com

With a copy to:	Commercial Law Group, P.C. 5520 North Francis Avenue Oklahoma City, Oklahoma 73118 Attention: Mr. Ray Lees Telephone: (405) 254-5725 Facsimile: (405) 232-5553 Email: rlees@clgroup.org

PURCHASE AND SALE AGREEMENT	45

To the Buyer:

Energy & Exploration Partners, LLC

Two City Place

100 Throckmorton Street, Suite 1700

Fort Worth, Texas 76102

Attention: Hunt Pettit

Telephone: (817) 789-6712

Facsimile: (817) 533-9840

Email: hpettit@enexp.com

14.3	Survival. The respective representations and warranties of each Seller and the Buyer contained in this Agreement or in any certificate delivered in connection with this Agreement (together with the indemnification rights with respect thereto) will survive the Execution Date for a period of nine (9) months and shall thereafter be of no further force or effect (the “Expiration Date”); provided, however, any representation or warranty as to which a claim shall have been asserted prior to the Expiration Date shall survive until such claim and the indemnity with respect thereto are resolved. The special warranty of title set forth in the Assignment will survive the Closing Date for a period of two (2) years and shall thereafter be of no further force or effect except that any claim under such special warranty of title which has been asserted prior to the end of such two (2) year period shall survive until such claim with respect thereto is resolved. The intended effect of termination of representations and warranties (and the indemnification rights with respect thereto) and the special warranty of title is to bar, from and after the date of termination, any claim or cause of action based on the alleged inaccuracy of such representation or breach of such warranty, or with regard to claims for indemnity with respect thereto or with respect to such special warranty of title.

14.4	Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute and deliver, or cause to be executed and delivered, such conveyance and other documents and do, or cause to be done, such other acts and things as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

14.5	No Third Party Beneficiaries. Except for the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Section 10, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a third party beneficiary of this Agreement.

14.6	Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor, except as otherwise provided in Section 12, will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

PURCHASE AND SALE AGREEMENT	46

14.7	Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Texas, without giving effect to any rules or principles of conflicts of law that might otherwise refer the construction or enforcement hereof to the laws of another jurisdiction.

14.8	Entire Agreement. This Agreement, the Assignment and the other documents contemplated by this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein.

14.9	Assignment. Except as contemplated in Section 14.19, it is agreed that neither Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement, which consent may not be unreasonably withheld, delayed or conditioned, and no such assignment under Section 14.19 shall be deemed to have released the assigning Party from any of its obligations under this Agreement.

14.10	Amendment. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

14.11	Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

14.12	Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

14.13	Waiver. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

14.14	Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

PURCHASE AND SALE AGREEMENT	47

14.15	JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

14.16	WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC. EACH OF THE BUYER AND EACH SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (a) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (b) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION, ARBITRATION, OR PURSUANT TO ANY CLAIM OF INDEMNITY UNDER SECTION 10, ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, (c) CERTIFIES THAT NO PARTY HERETO NOR ANY OF THEIR REPRESENTATIVES OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY. AS USED IN THIS SECTION, “SPECIAL DAMAGES” MEANS ALL SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, INDIRECT, AND PUNITIVE DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO OR ANY CLAIMS OF ANY THIRD PARTY FOR WHICH ONE PARTY HAS AGREED TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT.

PURCHASE AND SALE AGREEMENT	48

14.17	Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by any Party.

14.18	Schedules. The inclusion of any information (including dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by the Sellers that such information is required to be listed on such Schedule or is material to or outside the Ordinary Course of Business of the Sellers. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract).

14.19	Possible Exchange. Each of the Parties reserves the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to §1031 of the Code and its implementing regulations. In connection with effectuating a non-simultaneous like-kind exchange, each Party reserves the right, at or prior to Closing, to assign its rights under this Agreement to a Qualified Intermediary (as that term is defined in §1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37). In addition, should a Party choose to structure the transaction provided under the terms of this Agreement as a non-simultaneous like-kind exchange, the other Parties agree to execute all documents reasonably necessary to effectuate the non-simultaneous like-kind exchange; provided, however, that: (a) the acquisition and exchange of any exchange property shall not impose upon the other Party any financial obligation in addition to those set out in this Agreement; (b) the other Party shall have no obligation to become a holder of record title to any exchange property; (c) the exchanging Party shall indemnify and hold the other Party harmless from any and all costs and expenses which the other Party incurs or to which the other Party may be exposed as a result of the other Party’s participation in the contemplated exchange, including reasonable attorneys’ fees and costs of defense; (d) the consummation of the transactions described in this Agreement shall not be delayed or affected by reason of such exchange nor shall the consummation or accomplishment of such exchange be a condition precedent or condition subsequent to the exchanging Party’s obligations under this Agreement; (e) the other Party shall not, by this Agreement or acquiescence to such exchange, have its rights under this Agreement affected or diminished in any manner; and (f) the other Party shall not, by this Agreement or acquiescence to such exchange, be responsible for compliance with, or deemed to have warranted to the exchanging Party that such exchange in fact complies with, Section 1031 of the Code or any state or local Tax Law. If any exchange contemplated by a Party should fail to occur, for whatever reason, the transactions contemplated in this Agreement shall nonetheless be consummated as provided herein.

PURCHASE AND SALE AGREEMENT	49

14.20	Sellers’ Representative. Each of AR and JR (the “Co-Owners”) hereby irrevocably constitutes and appoints CELLC the agent and attorney-in-fact of such Co-Owner for the purposes of acting in the name and stead of such Co-Owner in: (a) giving and receiving all notices permitted or required by this Agreement and acting on such Co-Owner’s hereunder for all purposes; (b) dealing with the Buyer in connection with all adjustments under Section 2 including, without limitation, all Title Defects, Environmental Defects and cures relating thereto and all Title Benefits, Gas Imbalances, Casualties and accounting adjustments; (c) acting on such Co-Owner’s behalf under any other covenant, agreement or provision of this Agreement; (d) agreeing with the Buyer as to any amendments to this Agreement which CELLC may deem necessary or advisable, including but not limited to the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions; (e) employing legal counsel; (f) paying any legal and any other fees and expenses incurred in consummating the transactions contemplated by this Agreement; and (g) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which CELLC, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if such Co-Owners were personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of the other parties to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Co-Owners or by operation of law, whether by the incapacity of any of the Co-Owners or by the occurrence of any other event.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW]

PURCHASE AND SALE AGREEMENT	50

IN WITNESS WHEREOF, the Sellers have executed this Agreement on the Execution Date.

SELLERS:

CHESAPEAKE EXPLORATION, L.L.C., an
Oklahoma limited liability company

By:	/s/ Douglas J. Jacobson
Douglas J. Jacobson, Executive Vice President

ARCADIA RESOURCES, L.P., an Oklahoma
limited partnership

By:	/s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

JAMESTOWN RESOURCES, L.L.C., an
Oklahoma limited liability company

By:	/s/ Scott R. Mueller
Scott R. Mueller, Chief Financial Officer

SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the Buyer has executed this Agreement on the Execution Date.

BUYER: ENERGY & EXPLORATION PARTNERS,
LLC, a Delaware limited liability company

By:	/s/ Tom McNutt
Tom McNutt
Executive Vice President and General Counsel

SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT